Exhibit 23.2



                        CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 24, 1997, in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-23693) and related Prospectus of Cornerstone Realty Income Trust, Inc. for the Registration of 5,175,000 shares of its common stock.

We also consent to the incorporation by reference therein of our reports dated January 24, 1997, with respect to the financial statements of Cornerstone Realty Income Trust, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.





                                             Ernst & Young, LLP



Richmond, Virginia
April 16, 1997